Exhibit 99.1
PARTICIPANTS
Steven G. Bunger — Chairman, CEO and President
Lawrence Trachtenberg — EVP, CFO, Secretary, General Counsel and Treasurer
MANAGEMENT DISCUSSION SECTION
Lawrence Trachtenberg, EVP, CFO, Secretary, General Counsel and Treasurer
Financial Measures
•	In this conference call, we will discuss certain non-GAAP financial measures such as EBITDA and pro forma operating results
o	A reconciliation of how we define and arrive at EBITDA is included in our Form 8-K
•	A discussion of debt extinguishment expense excluded in our calculation of our pro forma financial results is included in our press release issued this morning

•	With that said, Mobile Mini today reported its second quarter and first six months 2007 financial results
o	All results discussed today are pro forma results unless otherwise noted
Financial Results
Q2 Key Financial Metrics
•	Revenues for the quarter increased by 18% from $78.3mm — to $78.3mm from $66.3mm
o	Lease revenues increased 18.6% to $70.4mm from $59.3mm
•	Of this growth, 14.1% was internal growth which came — which continues to remain at strong levels
•	EBITDA rose 14.6% to $32.8mm from last year’s EBITDA of $28.6mm

•	Net income for the quarter ended March 31, 2007, was $13.2mm or $0.36 per diluted share as compared with net income of $11.6mm or $0.32 per diluted share for the same period — for the same quarter last year

•	Company’s operating margin declined slightly from 36.6% to 35.3%
New Branches
•	We entered 13 new branches in 2006 and early 2007 with seven of those branches in Europe
o	This branch expansion required considerable infrastructure build out, which has slightly eroded operating margins
•	New branches tend to have lower operating margins during their earlier years
o	But as we grow the number of units on rent at existing branches, operating margins expand in subsequent years
•	You can already see the positive effects of our infrastructure spending having experienced 39% internal growth excluding the benefits of currency translation at our European branches during Q2
Key Financial Metrics
•	For the six months ended June 30, 2007, revenues reached $151.3mm, EBITDA totaled $64.5mm, pro forma EPS were $0.52

•	During H1 2007, our lease fleet CapEx net of proceeds from sales of lease fleet units were $56.5mm

•	Our PP&E CapEx totaled $12.5mm
o	And we completed two acquisitions for a total purchase price of $6.1mm

•	The company maintained its already very strong ratio of funded debt to EBITDA in spite of its sizable CapEx spending and debt restructuring
o	This ratio was at approximately 2.6 to 1 at June 30, 2007

o	This strong ratio and our ability to deleverage our business through internal growth was the single most significant factor in our ability to refinance our 9.5% senior notes with the new issue of 6 and 7/8% senior notes during Q2
•	We believe we chose the right time to carry out this refinancing
•	We believe we have the strongest balance sheet in the industry and are uniquely poised to take advantage of the growth opportunities available to us as we expand the portable storage industry
Guidance
•	Today we also issued third quarter 2007 earnings guidance and affirmed the full year 2007 earnings guidance we last updated in May

•	Based on the actual growth in our business achieved during Q2 and the trends we are seeing in Q3 to-date, we believe we can achieve earnings of 38 to $0.40 per share, which equates to EBITDA of between $34.5 and $35.5mm
o	This is based on lease revenues for Q3 between $74 to $74.5mm
•	For the year, we continue to believe we can achieve diluted EPS of between $1.53 and $1.58 before the $0.19 per share debt extinguishment charge incurred during Q2
o	This should equate to EBITDA of between $136 and $139mm
•	And it’s based on lease revenue of between $285 and $290mm

Steven G. Bunger, Chairman, CEO and President
Q2 Performance Review
Introduction
•	Q2 was another very strong quarter for Mobile Mini

•	In Q2, we achieved strong internal growth of 14.1%
Rental Yield, Margins, and Sales Revenue
•	We saw a strong increase in our rental yield of 6.4%
o	And our operating margins and EBITDA margins were a strong 35.3% and 43.4% respectively
•	From the sales revenue perspective, we increased our sales revenue by 14.4% in Q2 2007 compared to the prior quarter while keeping our sales gross profit margins strong at 31.6%
o	The increased sales revenue and lower gross profit margins on sales are primarily a result of the sales we made in Europe as a result of the Royal Wolf acquisition
•	We do expect this trend to continue into the near future but to gradually normalize as we transition the European branches to rental models
Utilization and Fleet Purchases
•	Our utilization was down 4.1% in Q2 2007 compared to 2006
o	The lower utilization was primarily a result of slower growth at our largest branches, which are in Arizona, California and Florida, and made worse by the US portion of the Royal Wolf acquisition we completed last year
•	The large portion of the Royal Wolf US rental fleets we purchased were in California and in Florida

•	From a CapEx point of view, we purchase fleets as needed to meet demand for specific products at specific branches
o	We only make fleet purchases when there are no nearby units we can transfer into the market cost effectively

Rental Yield
•	Our statistics and performance is all the more impressive given the negative effect acquisitions typically have on overall operating margins and rental yields

•	The rental yield increase was a result of higher rates, less discounting and a richer mix of units going on rent
o	This was offset by the lower rental rates associated with the Royal Wolf acquisition that we completed at the end of April 2006, which negatively affected rental rates in the US and as well in the UK.
•	The yield increase would have been even higher without the effect of the acquisitions, for which we have only two months of revenue in 2006, and our other US acquisitions we’ve completed over the last 12 months
o	As an example, we achieved 7.9% yield increased in US and Canada, which included the US portion of the Royal Wolf acquisition

o	And we are not seeing any unusual competitive pricing in any of our markets
•	While we are very happy with the strong yield increase, we now believe this large of an increase will continue indefinitely
o	Excluding acquisitions, our long-term goal is to achieve at least a 2% higher yield on a y-over-y basis
Number of Containers and Non-Residential Construction Segment
•	We continue to be encouraged by the way the business is performing

•	We grew the number of containers on rent by 11.4% compared to last year

•	A lot of the analysts and investors are asking us about trends in the non-residential construction area
o	With the exception of certain geographic areas, we are seeing continued growth in this segment, which gives us confidence that we can achieve at least our stated goals of 13 to 15% internal growth in 2007
•	The increased demand continues to come from all customer types including non-residential contractors and more importantly, our core customers, which are non-contractors and non-mass discount retailers
Markets
•	Almost all of our markets continue to grow
o	But we have experienced a slight slowdown in Arizona, California, to a lesser degree in the Gulf region and also in Florida because of the three years of such strong y-over-y growth we have achieved in those markets
•	As an example, our eight original US markets which are in Arizona, California, and Texas, grew internally by 5.2% during the quarter even though many of those markets are in areas experiencing regional weakness
•	Our overall goal is to build up the markets we have entered over the last four to five years
o	We are now in 64 markets, have a national US and UK footprint, have critical mass within our branches and are in most of the major cities we want to be in
•	We have tremendous potential to continue growing our older branches, but also grow the more recent markets
Branch Expansion
•	Obviously growth within our existing branches, where we have all of our infrastructure costs already in place, will be very profitable growth
o	By doing this, we take advantage of the 54% pre-tax margins we get on incremental portable storage revenue
•	We have seen the results of that strategy with increased same-store sales, strong operating margins and higher earnings
•	From a branch expansion point of view, our plan is this year to enter 46 new markets in the US
o	So far we have entered two new markets with the Vermont acquisition and the Vancouver, Canada startup

•	We anticipate that many of our future market entries in 2007 will be in larger market areas, metropolitan areas and are confident that we’ll end on a higher end of our new market entry goal
Royal Wolf
•	We completed the Royal Wolf acquisition at the end of April of 2006
o	But we are well on our way of integrating and changing the UK and Holland businesses from sales-based models to a higher margin rental-based model
•	As planned, we have been loaded in the UK with lots of additional costs:
o	New branch locations

o	Additional sales people

o	Significantly more advertising, delivery and yard equipment

o	And more support staffing
•	These costs setup the necessary infrastructure whereby we can grow much faster and then leverage that cost structure into the future
•	I’m pleased to report, as Larry did, that the vast majority of our cost structure is now in place
o	And even with the distraction of the business model transition we still increased our rental revenues by 39% over the last year measured by local currency
•	Like any other new market entry, transitioning a new business model will negatively affect our operating margins in the short run, but will set the platform for much stronger rental revenue growth and margin expansion once the fixed costs are in place which typically take about a year
o	This will be the case with the 11 new markets we entered in 2006 and the two we entered in 2007
Acquisition Strategy
•	As most of you are aware, our branch expansion strategy is not a rollout strategy

•	We typically do not buy businesses to get current year earnings, but use small acquisitions to expand geographically
o	We buy businesses in new markets which gives us rental fleets large enough to forego the traditional startup costs
•	New market acquisitions typically are not accretive the first year, but accretive the following year
o	In fact, new market acquisitions typically bring down rental yield, operating and EBITDA margins in the early years, but become very profitable as we’re able to increase market awareness and grow the branch
•	This will be the case with 11 new markets we entered in late 2006
•	We are balancing growing internally and making investments in the future by growing geographically

•	As with prior years, our current earnings will come from growth in our existing branches and not depend upon acquisition
Conclusion
•	In closing we believe we are well positioned for many years of continued growth

•	We think our business model will work in over 100 cities in US and Canada,
o	And we are only in 57 cities
•	We have no mature markets
•	We have the strongest balance sheet in our industry
o	And we have tremendous opportunities with our entry into the UK and Netherlands
•	The business model is working, our branch expansion strategy is working
o	And we continue to expand the portable storage market

o	And the investments we are making in new markets will set the stage for many years of earnings growth

QUESTION AND ANSWER SECTION
Analyst: Jagdeep Ghuman – Credit Suisse
Question – Jagdeep Ghuman: Good morning.
Answer – Steven Bunger: Morning.
Question – Jagdeep Ghuman: Just a couple of quick ones. One, can you mention just how much more spending is left on the Royal Wolf acquisition in regards to kind of getting things setup the way you want, re-branding of assets, what knot?
Answer – Steven Bunger: Well, as far as the operating costs, we opened up the last branch last quarter, and we moved to the new corporate office last quarter, so by the last month and last quarter we had all the cost in place. The only additional cost we’ll have going forward would be cost of re-branding the inventory which takes a year to happen, and obviously as we re-brand that inventory that cost gets capitalized into the cost of the container.
Answer – Steven Bunger: Okay. Fair enough. You said you have about a year left on re-branding the inventory?
Answer – Steven Bunger: That’s what – it usually takes about a year. It’s more ramped to the front, so it will be less and less as we go forward, and that will only affect CapEx to a small degree.
Question – Jagdeep Ghuman: Okay. Fair enough. And you mentioned as far as the slow down in some of your larger markets. Can you kind of talk a little bit more about that with regards to how much of that is a function of just the market itself vs. the growth that you yourself have seen there?
Answer – Lawrence Trachtenberg: We have been listening to some of the conference calls of some of the equipment rental companies and watching the results of some of the more regional equipment rental companies, and it seems like everybody is seeing some slowness in those same markets. I haven’t heard anything different from any other company. Everybody is seeing the same markets being a little bit slower.
Answer – Steven Bunger: And part of it is a function of a slower market, but also especially in Arizona and Florida we saw tremendous growth over the last two years.
Question – Jagdeep Ghuman: Okay. Fair enough. And just one final one. You mentioned in the press release certainly the favorable timing of the refinancing, given the action of the debt markets. But just wondering if there is anything we need to be mindful of going forward. Has your strategy changed in terms of any future refinancings or are you guys coming to market any time soon?
Answer – Lawrence Trachtenberg: We think that we have all the financing we need in place, so we have no reason to come into the market. We have lots of available capital. We have $190mm outstanding on our line of credit, and it’s a $425mm line.
Question – Jagdeep Ghuman: All right. Fair enough. Thank you very much.
Analyst: Scott Schneeberger – CIBC World Markets
Question – Scott Schneeberger: Hi, good afternoon. I guess, can we start off on the utilization slide, guys? If we can just...
Answer – Steven Bunger: Excuse me, I’m having a real hard time hearing you.
Question – Scott Schneeberger: Can you hear me?
Answer – Steven Bunger: It’s real light, but I’ll listen hard.
Question – Scott Schneeberger: Steve, can you hear me?
Answer – Steven Bunger: Yes, I can hear better.
Question – Scott Schneeberger: Sorry about that. Can we start off on the utilization slide? Could you just give a little bit more color as to where that’s coming from? Can you tie it geographically, or what it had to do with your CapEx trends in the quarter?
Answer – Steven Bunger: Well, I can answer part of the question. It is primarily geographically. It’s primarily in Arizona, California, and in Florida, a little bit in the Gulf region, but that’s not as big of a branch for us. And it’s — from a CapEx perspective, we obviously — the containers don’t have a lot of carrying costs. So, instead of moving a container where there is demand, we do just-in-time purchasing, we believe in other markets where there’s still strong demand. So instead of moving those containers out, we ended up buying containers maybe like on the East Coast and the Midwest, and basically met customer demand with CapEx as opposed to moving. And in some cases, we were able to move some assets between branches and that did add to the SG&A cost, because we obviously had to expense that cost, but we try to make decisions that were the best long-term decisions for the business.
Question – Scott Schneeberger: Okay.
Answer – Larry Trachtenberg: The container really doesn’t depreciate. So, economically – so, we typically will not spend a lot of money to move it. On the other hand, if we’re sitting with a modular building that is not being used at one location, we’re going to be more likely to move that to another location.
Question – Scott Schneeberger: Okay. How are you looking at trends for utilization over H2 this year?
Answer – Steven Bunger: Just because typically H2 is stronger than H1. In a lot of markets, we probably won’t need any CapEx because we have the idle containers there. So, it’s just a function of growth within those markets, and I’d be incredibly amazed if we didn’t increase utilization significantly between now and the end of the year.
Question – Scott Schneeberger: And was it just specific to these markets? I know your US – your Royal Wolf, US operations are in those markets. Did it have anything — your lower utilization to do with European operations?
Answer – Steven Bunger: No, it really didn’t. I mean, there was a little bit of — we had — when we purchased the Royal Wolf UK, they had a real high utilization last year that went into our average. It was unsustainable because they were capital constrained. So, we did squeeze them up a little bit, but it was about 10,000 units in total. So, it’s not a huge impact on the total utilization number.
Question – Scott Schneeberger: Okay. And overall, how much would you attribute the issue to really tough comps, and how much would you attribute it to actually viewing a slowdown in those markets?
Answer – Steven Bunger: I think tough comp is a big piece of — I don’t know how to measure it. I do know in the larger markets, the Arizona economy has been so hot for so many years, and the economy has slowed down. But do you know how to – how do I measure that? I don’t know how to measure that, Larry.
Answer – Lawrence Trachtenberg: It’s — it would be tough to measure. I would just say that you tend to see – I mean, Arizona and California and Florida have been the hottest marks over the last three years.
Question – Scott Schneeberger: Yeah.
Answer – Steven Bunger: And so we’ve seen unbelievable y-over-y growth in all of those markets. So when you talk of slow down— those happen to be our biggest markets, so the impact is the most. It’s probably an equal combination of both.
Question – Scott Schneeberger: Okay. I realize it is tough to quantify. I guess, just kind of coming to that from a different angle, as you mentioned in the prepared remarks, many of us are watchful of non-res overall for the total company. How do you see – I mean, obviously, we have sustained comps in those three markets, but you’re saying you’re seeing a lot. Those are just the weak pockets although large markets but shrink throughout the rest of the country, except maybe with the exception of the Gulf as well. What do you see, I guess, for the back half of this year in these markets and overall with regard to non-res?
Answer – Steven Bunger: Well, I mean, in California, Arizona, and Florida, we’re seeing slight slow down. It seems like it’s stabilizing where it’s at right now. But it’s not getting worse, but we have such strong comps for the remainder of the year that it will be tough comps against those markets until that anniversary.
Answer – Lawrence Trachtenberg: Yeah, and one thing we want to be clear on for those who have been watching the company or have been shareholders for a long time, we had a period of time in 2002, 2003, where we had a tough time in Texas, where our utilization rates were way down and business was way down. We’re not talking about a situation like that. We’re talking about more — things are down just slightly. Nothing like what we experienced several years ago.
Question – Scott Schneeberger: Okay. And I guess just one final one quickly, if I could. Obviously, a few issues on the expense items and I’m sure subsequent questions, people will get into that, but the guidance was a little bit lower than I expected for third quarter, and therefore, maintained quite a little stronger fourth quarter. Can you just take us through the course of action of how we’re going to get from here to there?
Answer – Steven Bunger: How are we going to get to —?
Question – Scott Schneeberger: Just — it’s going to be a little bit of hangover of these new markets still getting ramped up in sales and marketing is what’s going to be the burn in second quarter and third quarter on EBITDA, but it’s going to alleviate in fourth quarter. Is that basically how you’re painting the picture for the rest of the year?
Answer – Lawrence Trachtenberg: I think it’s just more the normal progression that we see between the two quarters and the operating leverage that we normally see in the business from Q3 to Q4 in a typical year.
Question – Scott Schneeberger: Okay. Thanks. I appreciate it guys.
Answer – Lawrence Trachtenberg: Okay.
Analyst: Mark Grzymski – RBC Capital Markets
Question – Mark Grzymski: Good afternoon. It’s Mark Grzymski. How are you?
Answer – Steven Bunger: I’m great.
Question – Mark Grzymski: Curious on those three markets, Arizona, California, Florida, would you characterize the kind of slowing growth as the kind of growth that you would — the slow down that you would see after this huge robust growth period of residential buildup. I mean, these markets really had big growth in the residential area, and then obviously you’re going to lag on the non-res side. Are we seeing the slow down in the kind of retail space development and all that type of stuff?
Answer – Steven Bunger: I’m not an expert in this field, so I can’t — I can speak to this what I see. In Florida, a big piece of it was we had a lot of hurricane actions over the last couple years, and there was a lot of rebuilding associated with the hurricane actions, and most — a lot of that is normalized. And Arizona, it is a very strong residential market, but it continues to be a fairly strong residential market today. It’s just slowed down from unbelievable growth, red hot growth. California and I’m speaking more of Southern California, it has just been – it’s just kind of a slow slowdown there.
Answer – Lawrence Trachtenberg: And the other thing California won’t, I’m hearing some noise at least that the architectural firms which had some slowness about six months ago are showing some signs of strength now. So, we don’t know what that means for — as far as non-residential construction is concerned. We’re hopeful.
Answer – Steven Bunger: And it seems like when we measure it and we measure our business each week at each branch based on contractors and non-contractors, the non-contractor business seems like it has leveled off in the Southern California market. So, it seems like we kind of hit like an equalization level.
Question – Mark Grzymski: Okay.
Answer – Steven Bunger: That job for 6 weeks.
Question – Mark Grzymski: But by saying that Arizona, California and Florida are weaker over where they were last year, are you also implying that the other parts of the country are remaining stable to in line with your expectations going into the year?
Answer – Steven Bunger: Yes.
Question – Mark Grzymski: Okay, okay. And what about — actually, kind of tangential to that — when given the unfortunate events last week in Minneapolis, I was just curious, what percentage of your leasing revenue or I think you may not be figure it out, but tied to larger civil projects? Because with the speculation that there may be a surge in that type of spending?
Answer – Steven Bunger: It’s not a huge percent.
Question – Mark Grzymski: Okay. But the potential is obviously there?
Answer – Steven Bunger: The potential is there, but it wouldn’t be a significant – like a hurricane would be for us.
Question – Mark Grzymski: Right. Okay. Fair. And then just finally on pricing, are you seeing any issues there in any geographic area?

Answer – Steven Bunger: The amazing thing is, right now pricing — I mean, we increased yield by nearly 8% in the US, including the lower rental — Royal Wolf unit. So we’re not seeing any unusual pricing in anything. And this is that one market where there’s something going on with a local competitor. We’re not seeing any local pricing pressures in any of our markets.
Question – Mark Grzymski: Okay, great. Thanks for taking my questions, guys.
Analyst: David Gold – Sidoti
Question – David Gold: Hi, good afternoon. Steve, just following up on that, can you comment on the competitive environment in Europe as well? I mean, it sounds like the US has gone pretty well. What are you seeing in Europe?
Answer – Steven Bunger: In Europe, there’s really no – it’s kind of we’re still in the emphasis stage of implementing our business model, but we are seeing no unusual – no one is out there trying to undercut pricing. If anything, we’re raising the yield right now. We’re getting unbelievable acceptance of our product, unbelievable acceptance of our locking system, so it’s — there’s nothing there that is happening unusual. It’s just going to be — our next big hurdle there is to implement even a higher pricing.
Question – David Gold: Okay. So, basically, no sort of push back from the price increases that have been implemented?
Answer – Steven Bunger: No. Our two large competitors over there are — the two companies larger than us over there are Mobile Storage and a company called Elliot Hire, the parent company of which is in the process of purchasing William Scotsman, and we have obviously had no problem growing at 40% with them as competitors.
Question – David Gold: Okay. And then, just heading for a second on the utilization softness that you discussed, it sounds like at the markets that you’re pointing to, the issue is right there in sort of non-res in those markets, if not from other customer type. So, would that be about right?
Answer – Steven Bunger: Yes.
Question – David Gold: Okay. And then just lastly, more theoretically speaking, historically, as you put up your top line growth in say the mid teens, we’ve seen some pretty nice operating leverage inherent in the model. Presumably this year, you have some spending from Europe that I guess is detracting from the leverage, but do you view that as more of a permanent change or is this a kind of a thing that basically once we have Europe pulling its weight, we’ll be back to seeing some operating leverage in the model?
Answer – Larry Trachtenberg: We definitely think that this is — that we would have more operating leverage in the future. And I — as we have said before, in a typical year, 15% top line growth could achieve 25% bottom-line growth, and this is the year, though, that — that does not happen because it’s the big infrastructure spending in Europe.
Answer – Steven Bunger: And it’s really no different — if you look back to 2002 when we did the GE acquisition, and we opened up a whole bunch of new markets all at once, we had the same effect happen. And then as we got the constant structure — the infrastructure costs in place, which we’re already there in the UK right now, we started seeing tremendous margin expansion.
Question – David Gold: So, as you think about it and maybe it’s too early to think about, but if we start to think about 2008, would you be surprised next year if you didn’t see some operating leverage?
Answer – Steven Bunger: Yes, I would be surprised. The only thing I can’t predict is the economy.
Question – David Gold: Okay. Thank you both. That’s helpful.
Analyst: Chris Doherty – CIBC World Markets
Question – Chris Doherty: Hi, John, I was just wondering if you could talk a little bit more about your guidance. I know your revenue — you reaffirmed your revenue guidance, but it looks like your EBITDA guidance was taken down $3mm on both the high and the low side. Is that — and given the comments that your Europe build-out is basically there in terms of the cost structure, what is driving the change in the reduction in EBITDA vs. the revenue?
Answer – Lawrence Trachtenberg: We took a look at that — a closer look at that, and we didn’t take the EPS — we kept the EPS guidance where it was, but we think we were probably a little bit too aggressive last quarter when we put together that EBITDA guidance, because we were in the process of switching from pro forma guidance to actual guidance, and probably just got a little too aggressive with that number.
Question – Chris Doherty: All right. Thank you.
Analyst: Mark Hughes – SunTrust
Question – Mark Hughes: Thank you very much. Do you have the organic growth numbers, excluding Europe, for Q1 and Q2?
Answer – Lawrence Trachtenberg: Excluding Europe?
Question – Mark Hughes: Yeah.
Answer – Lawrence Trachtenberg: We haven’t calculated that, but — we haven’t calculated that separately, but you realize that — well, in Europe it’s excluded in Q1.
Question – Mark Hughes: Right.
Answer – Lawrence Trachtenberg: I mean, Europe is excluded for Q1, and in Q2, it’s only included for the months of May and June.
Question – Mark Hughes: Right. Got you. So, we can sort of maybe back into that?
Answer – Lawrence Trachtenberg: You actually don’t have the level, but we can maybe discuss it offline.
Question – Mark Hughes: Okay. Thank you.
Answer – Lawrence Trachtenberg: We can calculate it here.
Question – Mark Hughes: Yeah. Thank you.
Answer – Lawrence Trachtenberg: Okay.
Analyst: Brandt Sakakeeny – Deutsche Bank
Question – Brandt Sakakeeny: Thanks. Hi, Larry.
Answer – Lawrence Trachtenberg: Hi.
Question – Brandt Sakakeeny: Hi, Steve. Let’s see — yeah, actually my question was related to the Royal Wolf impact on same-store sales. Just directionally, it sounded like in the US, is it fair to say that Royal Wolf impaired the organic growth, but in Europe it improved it? Or do you have any more color there?
Answer – Steven Bunger: That’s actually accurate. In the UK, obviously, and in Europe, the Royal Wolf acquisition, we have been able to grow that by 40% for the quarter. In the US, a big portion of the Royal Wolf acquisition was in California.
Question – Brandt Sakakeeny: Yeah.
Answer – Steven Bunger: And so, it was almost like a — because — and also we did the Royal Wolf acquisition, and it’s no different than any other acquisition we have done, except that timing wise, economy wise, it made — is that they were very high utilization, and also, somewhat low priced. So as those units came off rent, we basically just picked them up, took them to our yard, and rebranded them. So, when you look at a comparable period, just the way we do our comparables is we exclude acquisitions, less than a year, it did — it did negatively impact our internal growth.
Question – Brandt Sakakeeny: Okay. Okay.
Answer – Steven Bunger: It was still a good decision long-term. But short-term, it impacted internal growth.
Question – Brandt Sakakeeny: And it sounds like it also artificially inflated your yield growth as well then? Do you think — in terms of — if you look at your yield growth ex the Royal Wolf, maybe it was 2 or 3%?
Answer – Lawrence Trachtenberg: No, it — no, the yield growth in the US was 7.9%, and without Royal Wolf it actually would have been higher.

Question – Brandt Sakakeeny: Really? Okay. How is that, Larry?
Answer – Lawrence Trachtenberg: Well — yeah, if you subtracted out the — like just comparing, you know — you would be pulling out all of these low rental rates from the — from last year.
Question – Brandt Sakakeeny: Okay. But as you rebrand, don’t you get the benefit of the repricing of the Royal Wolf units?
Answer – Lawrence Trachtenberg: After an anniversary, there is a certain extent of that, but it’s not significant.
Question – Brandt Sakakeeny: Okay, okay. Just moving on to the interest expense for a second, that came in a little higher than we expected. What do you see sort of going forward in Q3, and fourth quarter, sort of natural run rate, given your CapEx assumptions for the year?
Answer – Lawrence Trachtenberg: I can’t — it would be hard for me to actually give a number here without putting out a — filing a 10-K after this, but I think it came out a little bit higher in part, because of some overlap — of some overlap days, but...
Question – Brandt Sakakeeny: So, maybe sequentially down from here a little bit?
Answer – Lawrence Trachtenberg: I don’t know if it will be sequentially down. Perhaps we should talk offline.
Question – Brandt Sakakeeny: Okay, all right. And then I guess, just finally with respect to the full year guidance, I think given the lower third quarter guidance, it does sound like you expect either the costs to come down pretty decently in Q4, or the revenues to come up seasonally — is that a fair conclusion?
Answer – Lawrence Trachtenberg: More the latter, yeah.
Question – Brandt Sakakeeny: Okay. More the latter?
Answer – Lawrence Trachtenberg: Right.
Question – Brandt Sakakeeny: Okay, great. Thank you.
Analyst: Philip Volpicelli – Goldman Sachs
Question – Philip Volpicelli: Thank you very much. With regard to those three, Arizona, California, and the Gulf — or I guess the Florida area, did you have – obviously, the number of units on rent declined, and that drove your utilization down. Did you have any markets where you also had lower pricing, or it was just simply there was just not enough demand out there to account for all of the units?
Answer – Steven Bunger: It’s purely demand.
Question – Philip Volpicelli: Okay.
Answer – Steven Bunger: And I would also want to add that the pricing at those locations increased.
Question – Philip Volpicelli: Right. All three?
Answer – Steven Bunger: Yeah.
Question – Philip Volpicelli: And then in terms of — do you do any kind of analysis on request for proposals or incoming calls, looking at new equipment? Has that ticked up here in Q3? Many of the metal companies talked about softness in Q2, and then kind of a strengthening as they go in to the third. Have you seen that?
Answer – Steven Bunger: We don’t measure that the way like Scotsman measures it. Our business with containers are pretty much when a customer calls in, we deliver it the next — same day or next day.
Question – Philip Volpicelli: Okay.
Answer – Steven Bunger: So, it’s a pretty short lead time.
Question – Philip Volpicelli: Understood. As we go towards Q4 here, historically, you guys had stayed away from retail seasonal demand. Is that something you may do more of this year with utilization rates being a little bit lower than possibly what you had expected?
Answer – Steven Bunger: No, I don’t think we’ll change our strategy. I mean, it still has to make sense on a return on invested capital basis to rent them. And so, we won’t aggressively go after — we’ll do that business in an organized fashion.

Question – Philip Volpicelli: Got you. And then I guess, Larry, your comments about $56.5mm of CapEx in H1, and I think you both mentioned that you probably don’t need to spend as much in H2 — can you give us a sense of what percent of decline we might have, or what target you are looking at in terms of effects on units?
Answer – Lawrence Trachtenberg: We don’t really target a number for CapEx. It — as Steve mentioned, really, we add units only based on demand, and we add as many units as demand requires. And we’ll have to see what demand is as the year progresses. We’re not going to — as in prior years, we’re not going to fleet up for Christmas. I would suspect, though, that total CapEx this year, at least container CapEx, will probably be a little bit lower than last year, just based on the way things are developing, but I also would point out that we have had very high demand in Europe, and obviously we can’t fill that demand with units that are in the US. And we have had demand in the US for certain types of units that we have very high utilization rates on, and we’re going to have to fleet up for those units — with those units.
Question – Philip Volpicelli: Where are you seeing – I’m sorry, my last question — where are you seeing the best performance in North America in terms of demand, pricing, so forth?
Answer – Steven Bunger: There’s little pockets everywhere. And it seems like it comes down to the local salespeople and the local management team in those markets, the ones that are performing well. I mean, I don’t really want to share with you branch by branch where we’re at.
Question – Philip Volpicelli: Sure.
Answer – Steven Bunger: But I will say — I think we can say that where we are seeing demand is more for our proprietary product.
Question – Philip Volpicelli: Okay. So the 10-foot wides and things along those lines?
Answer – Steven Bunger: Yeah.
Question – Philip Volpicelli: Okay, great. Thanks guys.
Analyst: Michael Schneider – Robert W. Baird
Question – Michael Schneider: Good morning, guys.
Answer – Steven Bunger: Good morning.
Question – Michael Schneider: First, just on this expense issue, I realize the European expenses are being ramped, as you build out that business. Are these selling expenses, though, or transportation expenses for anything in North America, trending higher or differently than you expected?
Answer – Steven Bunger: No, I mean, like selling expenses in the US are up maybe $100,000 over last year. And fuel is up maybe $200,000 over last year.
Question – Michael Schneider: Okay.
Answer – Steven Bunger: Not a big difference.
Question – Michael Schneider: Okay. So you have seen no change — or you have not changed your intensity of salespeople from the softer demand and some — or responded in any way like that?
Answer – Steven Bunger: No, we haven’t had to. I mean, we’re basically — just continue to hit lots of singles. We continue to differentiate our product with our locking systems. We continue to raise rates in our markets. And we’re basically being very disciplined and taking the business where there’s demand, and not chasing business and competing with other people.
Question – Michael Schneider: Okay. And then the revenue guidance was unchanged. Where was the makeup, though, if these three regions are softer than you expected, is it all coming out of Europe, or are there other pockets that are making up the shortfall?
Answer – Steven Bunger: Can you repeat that question?
Question – Michael Schneider: I was saying the revenue guidance was unchanged and you have got three regions which are softer, by many companies’ confirmation as well. Where are you making up the difference in Europe, or is it domestic?
Answer – Steven Bunger: Where are we making up the difference in the revenues?

Answer – Lawrence Trachtenberg: I think it’s —
Answer – Steven Bunger: It’s partially Europe — it’s really broad.
Answer – Lawrence Trachtenberg: Yeah. I mean, Europe is definitely doing better than expected, but there are other — there are just other cities that are doing better. And Mike, one of the things I answered before, I think I gave you a wrong answer. I was talking about the number that was 100,000 higher than last year was advertising expenses, not just all selling expenses.
Question – Michael Schneider: Okay. And then switching to the EBITDA guidance, you pointed out that the range came down by $3mm. Where was the make up, Larry? Was it interest expense, or tax rate, share count?
Answer – Steven Bunger: Repeat the question, and we’ll make sure we answer it right.
Question – Michael Schneider: The EBITDA range came down by $3mm, but the EPS or EPS guidance did not change. I am just curious what — here was the make up, Larry, lower tax rate, or lower interest expense?
Answer – Lawrence Trachtenberg: No. It really is — when we did some work after the last quarterly release, we just — we probably just put those numbers together a little bit too quickly.
Question – Michael Schneider: Okay.
Answer – Lawrence Trachtenberg: We can talk offline.
Question – Michael Schneider: Okay. And then the commentary on the markets that are softer, have you done somewhat of a SIC code analysis to understand specifically who is weakest in the non-res slice? And I guess I am particularly interested, are you able to discern if the Taylor customer base is softer?
Answer – Steven Bunger: No, I don’t think there is — it’s just more of a general slowdown. We’re still continuing to growing our core businesses — We haven’t done an SIC — I actually did just do a SIC test. But I haven’t looked at it to compare it, but there’s nothing that concerns us, where we’re going oh, my gosh, something is happening. It is basically just a general slowdown and not as much construction going on in those markets.
Question – Michael Schneider: Okay. And then final question on CapEx, at least domestically give a sense of where the money is being concentrated, traditional containers, security offices? The 10-foot wides? Just give us some idea. In particular, have you ramped your spending focus on modular?
Answer – Steven Bunger: It’s purely demand. So in some markets, it’s 10-foot wides, in other markets, it’s storage containers, in other markets it’s mobile offices. It’s purely specific by customer demand in that region. There’s really nothing — we obviously don’t give out the details by each product type for competitive reasons, but it’s purely customer demand, and it’s fairly broad.
Question – Michael Schneider: And have you noticed any impact — I’m sorry, on this CapEx question, as well, both Scotsman and...
Answer – Steven Bunger: I can hardly hear you. I’m sorry.
Question – Michael Schneider: I was saying that Scotsman appears to be spending disproportionately more on containers domestically. And it may be a result of the Elliot Hire acquisition, and I don’t know why, but just curious have you seen any impact locally, or at least in the US have you seen any impact locally or at least in the US, broadly speaking, about their pushing the containers?
Answer – Steven Bunger: Scotsman has been owned by financial sponsors for a long time, and been in the container business for a long time. And we are seeing absolutely — I mean, if I called 54 of my branches and ask them who the No. one storage competitor is, none of them would say Scotsman.
Question – Michael Schneider: Okay. Thank you, again.
Analyst: Thomas Bacon – Lehman Brothers
Question – Thomas Bacon: Good afternoon. I was wondering if you could talk a little bit about — if you sort of looked at everything you spent on Royal Wolf to date, how that’s kind of broken down over the last number of quarters? And the reason I ask is, obviously, it seemed like if you look at the profitability by year that you acquired the branch, it looked like you had sort of mid-teen operating margins in those branches, and they have since declined, pretty dramatically in the last couple of quarters. So – and I would think that you would, you know, make the initial investment, and that you would be starting to reap the rewards, and it kind of seems like the spending came a little bit later. So I was just wondering if you could give us a little more color around that.
Answer – Lawrence Trachtenberg: Tom, if you look at any of our acquisitions over time, you’ll see that initially, we buy a company, and then start the spending, and a lot of the spending takes a while to put in place, and usually, at about one year into the acquisition, we actually — even though we’re growing the revenues, it’s at — around the one year point, that we hit the bottom of the operating and EBITDA margin.
Answer – Steven Bunger: I mean as an example, when we bought Royal Wolf, they had a completely different business model than we had. They had a complete outsourcing model. They had probably 7 salespeople — in the UK, or 7 or 8 salespeople in the UK. Now, we have nearly 35 salespeople. They had no advertising in place. Now we have advertising in place. We basically do small acquisitions to try — our goal is to be neutral to earnings the first year, and if you looked at the UK. and the US portion of the Royal Wolf, probably combined they are neutral, but it definitely affects the short-term operating margins, because we’re going to implement our business model from more of a capital constraint, no advertising, slow growth to a much higher growth with a lot more potential to expand the market beyond just the traditional users.
Question – Thomas Bacon: Okay. So, it just kind of seems with the margins going down so dramatically in those branches in the last couple of quarters that I would think, you would have the spending last year, and you would be reaping the benefits now, but it seems like...
Answer – Steven Bunger: I would’ve liked to, the problem I had — partially advertising takes a while to put in place.
Question – Thomas Bacon: Sure.
Answer – Steven Bunger: And the other thing is, as when we opened up in the UK, it took us longer than we thought to find new branch locations, and so some of those costs, we couldn’t even start spending any of the costs until we had a branch, and we had to go through the equivalent of zoning and getting them approved, and getting the land so we can use them. So that took a little bit longer than we anticipated.
Question – Thomas Bacon: Okay.
Answer – Lawrence Trachtenberg: But this is not unusual. It’s always at the one-year mark or so, we hit the bottom in margins, and then they start to expand from there. And at about four years, or so, historically is usually when we’re up to about 40% margins.
Answer – Steven Bunger: If you look at the 2002 branches, even on a return on invested capital and the operating margins, that’s the year we added 11 new branches or 11 or 12 new branches, primarily on the East Coast with the acquisition of GE Capital Fleet. The same thing happened, for the first year, we added cost, and it impacted our operating margins, but once we got to the year mark, those branches continued to grow, and we leveraged those costs, and you can see the results four or five years later. Short-term it looked like — from an outsider not understanding exactly what we were doing it didn’t look like a good decision, but you look back at it four years later, it was an unbelievable decision. And we’re in the same thing in the UK.
Question – Thomas Bacon: Okay. So I mean it’s fair to say that the spending came — you sort of incurred the spending six to nine to twelve months after an acquisition vs. immediately.
Answer – Steven Bunger: Yes. And that’s on every acquisition.
Question – Thomas Bacon: Okay. And in terms of the end markets in the UK, is it pretty similar to the end markets that you have here in the US?
Answer – Steven Bunger: It’s a fairly — I mean, there’s some unique differences, but it’s fairly similar.
Question – Thomas Bacon: And is there a particular end market that maybe — I know a lot of your competitors sort of look at Europe as being maybe like the US market was a number of years ago before it really developed ,and I’m just wondering, is there a particular end-market there, that you think is a real opportunity for you that maybe hasn’t been penetrated?
Answer – Steven Bunger: There’s — it’s really — we have done some analysis on a customer base, we’re doing business with every — nearly every single [inaudible] company in the US And we’re in the process of doing the same strategy in the UK. And we’re getting the same results. So, there’s nothing that leads me — I mean, there’s not — I mean, it’s good news, bad news. The good news we’re getting one customer at a time in all of these SIC groups, the bad news is-but it’s also a good news is, we don’t know the exact one customer type, and if we did, that’s where our competition would focus on. And the margins would go out of the business. It’s really built on creating market awareness as to businesses that rent usually one container, that keep it for years, that never even knew about our products and services, before we got in front of them.
Question – Thomas Bacon: And in terms of the — I mean, obviously in terms of the advertising in the US anyways, you use a lot of yellow pages and direct mail, is there anything truly that you have to change in the way you do things over there?
Answer – Steven Bunger: It’s — there’s little things we’re tweaking, but really not a whole lot of difference and you’re obviously doing a lot with the Internet as well. But it’s really – it’s more or less tweaking. That’s what it is.
Question – Thomas Bacon: Okay, great. That’s it from me. Thank you.
Answer – Steven Bunger: Thank you.